Exhibit 99.1

Logan Ridge Finance Corporation Announces Share Repurchase Program Under a New 10b5-1 Stock Trading Plan

March 23, 2023

NEW YORK, March 23, 2023 (GLOBE NEWSWIRE) – Logan Ridge Finance Corporation (Nasdaq: LRFC) (the “Company”) today announced that it has entered into a new Rule 10b5-1 stock trading plan to facilitate the repurchase of its common stock in accordance with its recently authorized share repurchase program, effective March 22, 2023.

Repurchases may be made in the open market at prevailing market prices from time to time as market conditions warrant. All repurchases will be implemented in accordance with the applicable requirements of Rules 10b5-1 and 10b-18 under the U.S. Securities Exchange Act of 1934.

An independent U.S. broker-dealer is acting as the Company’s agent to purchase its shares on pre-arranged terms pursuant to the Rule 10b5-1 stock trading plan.

Under the share repurchase program, authorized by the Company’s Board of Directors on March 6, 2023, the Company may repurchase up to an aggregate of $5.0 million of its shares of common stock in the open market until March 31, 2024, a portion of which may be purchased pursuant to the above-described new Rule 10b5-1 stock trading plan.

About Logan Ridge Finance Corporation

Logan Ridge Finance Corporation (Nasdaq: LRFC) is a business development company that invests primarily in first lien loans, and, to a lesser extent, second lien loans and equity securities issued by lower middle market companies. The Company invests in performing, well-established middle market businesses that operate across a wide range of industries. It employs fundamental credit analysis, targeting investments in businesses with relatively low levels of cyclicality and operating risk. For more information, visit loganridgefinance.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking” statements. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “target” or other similar words or expressions. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those indicated

or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include those risk factors detailed in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), including the Company’s annual report on Form 10-K, periodic quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC.

Any forward-looking statements speak only as of the date of this communication. The Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information or developments, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Contacts:

Logan Ridge Finance Corporation

650 Madison Avenue, 23rd floor

New York, NY 10022

Jason Roos

Jason.Roos@bcpartners.com

(212) 891-2880

The Equity Group Inc.

Lena Cati

lcati@equityny.com

(212) 836-9611

Val Ferraro

vferraro@equityny.com

(212) 836-9633

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